TOUCHSTONE STRATEGIC TRUST

               AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST


         The undersigned hereby certifies that she is the duly elected Secretary of Touchtone Strategic Trust (the "Trust") and that pursuant to Section 4.1 of the Restated Agreement and Declaration of Trust of the Trust, the Trustees, at a meeting held February 19, 2004, at which a quorum was present, adopted the following resolutions:

                RESOLUTIONS ESTABLISHING NEW SERIES: THE MICRO CAP GROWTH FUND

                  "RESOLVED, that a new series of shares of the Trust be, and it hereby is established, and that such new series be, and hereby is, designated the `Micro Cap Growth Fund'; and

                  FURTHER RESOLVED, that the relative rights and preferences of the new series of shares shall be those rights and preferences set forth in Section 4.2 of the Trust's Restated Agreement and Declaration of Trust; and

                  FURTHER RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell shares of the Micro Cap Growth Fund from time to time at its price per share of not less than the respective net asset value thereof; and

                  FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions."



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       RESOLUTIONS ESTABLISHING NEW CLASS I SHARES FOR THE SMALL CAP GROWTH FUND

                  "WHEREAS, the issuance of Class I shares by the Small Cap Growth Fund (the `Fund') of the Trust is in the best interests of the Fund and its shareholders;

                  THEREFORE, BE IT RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Class I shares of the Fund from time to time at their respective prices per share of not less than the respective net asset values thereof; and

                  FURTHER RESOLVED, that such issuance and sale be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Prospectus and Statement of Additional Information of the Fund as they may be amended and/or supplemented from time to time; and

                  FURTHER RESOLVED, that when any of the Class I shares of the Fund shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and nonassessable by the Trust; and

                  FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions."

         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of February 19, 2004, and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

         WITNESS my hand this 14th day of April 2004.


                                        /s/ Tina H. Bloom
                                        --------------------------------
                                         Tina H. Bloom, Secretary